EXHIBIT 99.1

AutoZone 2nd Quarter Sales Increase 8.1%; EPS Increases 21.1% to $2.03

MEMPHIS, Tenn., March 3, 2009 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.4 billion for its second quarter (12 weeks) ended February 14, 2009, an increase of 8.1% from fiscal second quarter 2008 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 6.0% for the quarter.

Net income for the quarter increased $9.2 million, or 8.6%, over the same period last year to $115.9 million, while diluted earnings per share increased 21.1% to $2.03 per share from $1.67 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 49.7% (versus 49.9% last year). Gross margin was negatively impacted by higher than prior year shrink expense of approximately 30 basis points offset in part by lower distribution costs as a percentage of sales due to improved efficiencies and lower fuel costs. Operating expenses, as a percentage of sales, were 34.9% (versus 35.2% last year). The lower operating expense ratio primarily reflected positive leverage of store operating expenses of approximately 80 basis points due to higher sales volumes and lower promotion costs, offset in part by higher investments in hub store enhancements of approximately 20 basis points, higher medical costs, and an increase in legal costs associated with estimates for minor settlements.

Under its share repurchase program, AutoZone repurchased 2.8 million shares of its common stock for $375 million during the second quarter, at an average price of $133 per share. Year-to-date the Company has purchased $647.2 million of stock, at an average price of $128 per share. The Company has $462 million remaining under its current share repurchase authorization.

The Company's GAAP inventory increased 5.9% over the same period last year. Adjusted inventory per store, which includes supplier owned pay-on-scan inventory, was $511 thousand versus $504 thousand last year, an increase of 1.4%. Net inventory, defined as merchandise inventories less accounts payable, decreased on a per store basis to $50 thousand from $55 thousand last year.

"We are pleased to report our tenth consecutive quarter of double digit earnings per share growth. During these challenging economic times, we believe our merchandise and service offerings provide a compelling shopping experience for both our do-it-yourself and professional customers. We remain committed to growing our business through a relentless focus on customer service, continual refinement of our product offerings and ongoing improvements to grow our commercial sales, all while managing our expenses appropriately. At the end of the second quarter, our balance sheet was in excellent condition, and we remain committed to our disciplined approach of growing operating earnings while utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended February 14, 2009, AutoZone opened 20 new stores and closed one store in the U.S. and opened eight stores in Mexico. As of February 14, 2009, the Company had 4,141 stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 158 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, March 3, 2009, beginning at 10:00 a.m. (EST) to discuss its second quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, March 10, 2009 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted inventory, adjusted inventory per store, adjusted debt, and adjusted debt/EBITDAR. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's debt levels to a ratio of adjusted debt to EBITDAR and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy," and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: competition; product demand; the economy; credit markets; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and changes in laws or regulations. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone's Form 10-K for the fiscal year ended August 30, 2008, for more information related to those risks.

 AutoZone's 2nd Quarter Highlights - Fiscal 2009

 Condensed Consolidated Statements of Operations
 2nd Quarter
 (in thousands, except per share data)
                                                  GAAP Results
                                         -----------------------------
                                         12 Weeks Ended  12 Weeks Ended
                                          Feb 14, 2009    Feb 9, 2008
                                         --------------  -------------

 Net sales                               $    1,447,877  $   1,339,244
 Cost of sales                                  728,579        671,449
                                         --------------  -------------
 Gross profit                                   719,298        667,795
 Operating, SG&A expenses                       504,602        470,909
                                         --------------  -------------
 Operating profit (EBIT)                        214,696        196,886
 Interest expense, net                           31,907         28,588
                                         --------------  -------------
 Income before taxes                            182,789        168,298
 Income taxes                                    66,925         61,593
                                         --------------  -------------
 Net income                              $      115,864      $ 106,705
                                         ==============  =============
 Net income per share:
  Basic                                  $         2.05  $        1.69
  Diluted                                $         2.03  $        1.67
 Weighted average shares outstanding:
  Basic                                          56,517         63,201
  Diluted                                        57,165         63,740

 Year-to-date 2nd Quarter, FY 2009
 (in thousands, except per share data)
                                                   GAAP Results
                                         -----------------------------
                                         24 Weeks Ended  24 Weeks Ended
                                          Feb 14, 2009    Feb 9, 2008
                                         --------------  -------------

 Net sales                               $    2,926,169  $   2,794,899
 Cost of sales                                1,465,681      1,400,656
                                         --------------  -------------
 Gross profit                                 1,460,488      1,394,243
 Operating, SG&A expenses                     1,007,254        959,982
                                         --------------  -------------
 Operating profit  (EBIT)                       453,234        434,261
 Interest expense, net                           63,072         56,650
                                         --------------  -------------
 Income before taxes                            390,162        377,611
 Income taxes                                   142,927        138,390
                                         --------------  -------------
 Net income                              $      247,235  $     239,221
                                         ==============  =============
 Net income per share:
  Basic                                  $         4.31  $        3.74
  Diluted                                $         4.26  $        3.70
 Weighted Average Shares outstanding:
  Basic                                          57,421         64,028
  Diluted                                        58,040         64,592

 Selected Balance Sheet Information
 (in thousands)
                             Feb 14,     Feb 9,   August 30,
                              2009       2008       2008
                           ---------- ---------- ----------

 Cash and cash equivalents $  107,973 $   93,465 $  242,461
 Merchandise inventories    2,190,198  2,068,483  2,150,109
 Current assets             2,580,867  2,356,644  2,586,301
 Property and equipment,
  net                       2,267,404  2,204,102  2,289,656
 Total assets               5,235,085  4,938,397  5,257,112
 Accounts payable           1,974,747  1,842,951  2,043,271
 Current liabilities        2,468,682  2,325,222  2,519,320
 Debt                       2,690,755  2,095,000  2,250,000
 Stockholders' equity        (187,302)   282,233    229,687
 Working capital              112,185     31,422     66,981

 Adjusted Debt / EBITDAR (Trailing 4 Qtrs)   Feb 14, 2009  Feb 9, 2008
 -----------------------------------------   ------------  -----------
 Net income                                  $    649,620  $   607,988
 Add: Interest                                    123,167      121,855
     Taxes                                        370,321      347,765
                                             ------------  -----------
 EBIT                                           1,143,108    1,077,608

 Add: Depreciation                                172,916      166,309
     Rent expense                                 173,897      160,626
     Option expense                                19,269       18,130
                                             ------------  -----------
 EBITDAR                                     $ 1,509,190   $ 1,422,673

 Debt                                        $  2,690,755  $ 2,095,000
 Capital lease obligations                         58,812       55,742
 Add: rent x 6                                  1,043,382      963,756
                                             ------------  -----------
 Adjusted debt                               $  3,792,949  $ 3,114,498
                                             ============  ===========

 Adjusted debt to EBITDAR                             2.5          2.2

 Selected Cash Flow Information
 (in thousands)

                   12 Weeks     12 Weeks     24 Weeks      24 Weeks
                    Ended        Ended         Ended        Ended
                 Feb 14, 2009 Feb 9, 2008  Feb 14, 2009   Feb 9, 2008
                 ------------ ------------ ------------  ------------

 Depreciation    $     41,811 $     38,865 $     81,964  $     78,557
 Capital
  spending       $     47,047 $     50,258 $     98,146  $     95,145

 Cash flow
  before share
  repurchases:
 Net increase
  (decrease) in
  cash and cash
  equivalents    $     22,217 $     13,652 $   (134,488) $      6,811
 Subtract
  increase
  (decrease) in
  debt                422,555      (66,070)     440,755       159,382
 Subtract share
  repurchases        (375,042)          --     (647,166)     (349,990)
                 ------------ ------------ ------------  ------------
 Cash flow
  before share
  repurchases
  and changes in
  debt           $    (25,296)$     79,722 $     71,923  $    197,419
                 ============ ============ ============  ============

 Other Selected Financial Information
 (in thousands)
                                          Feb 14, 2009    Feb 9, 2008
                                         --------------  -------------

 Cumulative share repurchases  ($)       $    6,938,080  $   5,791,708
 Remaining share authorization ($)       $      461,920  $     108,292

 Cumulative share repurchases (shares)          111,108        102,152
 Shares outstanding, end of quarter              54,861         63,215

 ---------------------------------------------------------------------
                                               Trailing 4 Quarters

                                          Feb 14, 2009    Feb 9, 2008
                                         --------------  -------------
 Net income                              $      649,620  $     607,988
 Add:  After-tax interest                        78,334         77,516
       After-tax rent                           110,598        102,180
                                         --------------  -------------
 After-tax return                               838,552        787,684

 Average debt*                                2,151,577      2,028,599
 Average capital lease obligations*              62,417         45,322
 Average equity*                                231,865        363,928
 Add: rent x 6                                1,043,382        963,756
                                         --------------  -------------
 Pre-tax invested capital                $    3,489,241  $   3,401,605
                                         ==============  =============
 Return on Invested Capital (ROIC)                24.0%          23.2%
 ---------------------------------------------------------------------
 * All averages are computed by taking trailing 14 periods balances.

 AutoZone's 2nd Quarter Fiscal 2009
 Selected Operating Highlights

 Store Count & Square
  Footage
 --------------------

                        12 Weeks    12 Weeks    24 Weeks    24 Weeks
                         Ended       Ended       Ended       Ended
                         Feb 14,     Feb 9,      Feb 14,     Feb 9,
                          2009        2008        2009        2008
                       ----------  ----------  ----------  ----------

 Domestic stores:
  Store count:
  Stores opened                20          28          50          68
  Stores closed                 1          --           1           1
  Replacement stores           --           2           2           5
  Total domestic stores     4,141       4,000       4,141       4,000
  Stores with
   commercial programs      2,252       2,223       2,252       2,223
  Square footage (in
   thousands):             26,573      25,590
  Square footage per
   store                    6,417       6,398
 Mexico stores:
  Stores opened                 8           4          10           5
  Total stores in
   Mexico                     158         128         158         128

 Total stores
  chainwide                 4,299       4,128       4,299       4,128

 Sales Statistics
  (Domestic Stores
  Only)
 -----------------
                       12 Weeks    12 Weeks    Trailing 4  Trailing 4
                         Ended       Ended      quarters    quarters
                         Feb 14,     Feb 9,      Feb 14,     Feb 9,
                          2009        2008        2009        2008
                       ----------  ----------  ----------  ----------
 Total retail sales
  ($ in thousands)     $1,197,447  $1,099,099  $5,500,915  $5,223,000
  % Increase vs. LY
   retail sales               8.9%        1.9%        5.3%        3.0%
 Total commercial sales
  ($ in thousands)     $  162,732  $  156,084  $  763,434  $  717,645
  % Increase vs. LY
   commercial sales           4.3%        3.4%        6.4%        1.8%

 Sales per average
  store ($ in
  thousands)           $      329  $      315  $    1,539  $    1,514
 Sales per average
  square foot          $       51  $       49  $      240  $      237

                        12 Weeks    12 Weeks    24 Weeks    24 Weeks
                         Ended       Ended       Ended       Ended
                         Feb 14,     Feb 9,      Feb 14,     Feb 9,
                          2009        2008        2009        2008
                       ----------  ----------  ----------  ----------
 Same store sales             6.0%       (0.3%)       2.1%        0.5%

 Inventory Statistics
  (Total Stores)
 --------------------
                         as of       as of
                         Feb 14,     Feb 9,
                          2009        2008
                       ----------  ----------
 Accounts payable/
  inventory               90.2%       89.1%

 ($ in thousands)

 Inventory*            $2,190,198  $2,068,483
 Pay-on-scan inventory      4,954      10,805
                       ----------  ----------
 Adjusted inventory    $2,195,152  $2,079,288

 Adjusted inventory
  per store            $      511  $      504

 Net inventory (net of
  payables)            $  215,451  $  225,532
 Net inventory / store $       50  $       55

                        Trailing 4 quarters

                         Feb 14,     Feb 9,
                          2009        2008
                       ----------  ---------
 Inventory turns**            1.6x       1.6x

  * This is reported balance sheet inventory

 ** Inventory turns is calculated as cost of sales divided by the average merchandise inventory balance over the previous year. The calculation includes cost of sales related to pay-on-scan sales, which were $9.7MM for the trailing 53 weeks ended February 14,
    2009 and $44.0MM for the trailing 52 weeks ended February 9,
    2008.

CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com